EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 333-72162 and 333-71350) and Form S-8 (Registration No. 2-42170) of The Washington Post Company, and in the Prospectuses constituting a part thereof, of our report dated March 1, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K, and to the reference to us under the heading “Experts” in such Prospectuses.

PricewaterhouseCoopers LLP

Washington, D.C.
March 2, 2005